Exhibit (g)(1)

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



                              ARTHUR ANDERSEN LLP



To the Shareholders and the Board of Directors of American National Bankshares Inc.:

         We have audited the accompanying consolidated balance sheets of American National Bankshares Inc. (a Virginia corporation) and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American National Bankshares Inc. and Subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



                                                /s/ Arthur Andersen LLP

  Greensboro, North Carolina,
  January 15, 1997

 CONSOLIDATED BALANCE SHEETS
 December 31, 1996 and 1995
 AMERICAN NATIONAL BANKSHARES INC. AND SUBSIDIARY


-------------------------------------------------------------------------------------------------------

 ASSETS                                                                   1996                1995
                                                                    ---------------     --------------
 Cash and due from banks ...........................................$    14,622,925     $   10,394,143
 Interest-bearing deposits in other banks...........................        198,978          1,294,696
 Federal funds sold ................................................              -          1,100,000

 Investment securities:
   Securities available for sale (at market value)..................     87,370,469         51,105,690
   Securities held to maturity (market value of $88,621,066
     in 1996 and $98,195,684 in 1995)...............................     88,386,136         98,101,877
                                                                    ---------------     --------------
       Total investment securities..................................    175,756,605        149,207,567
                                                                    ---------------     --------------

 Loans .............................................................    237,039,181        216,355,333
   Less--
     Unearned income................................................       (460,156)          (913,753)
     Reserve for loan losses........................................     (3,069,624)        (2,757,401)
                                                                    ---------------     --------------
         Net loans..................................................    233,509,401        212,684,179
                                                                    ---------------     --------------

 Bank premises and equipment, at cost, less accumulated
   depreciation of $6,147,665 in 1996 and $5,649,988 in 1995........      6,384,751          5,837,775
 Accrued interest receivable and other assets.......................      9,685,018          7,960,483
                                                                    ---------------     --------------
         Total assets...............................................$   440,157,678     $  388,478,843
                                                                    ===============     ==============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Liabilities:
   Demand deposits -- non-interest bearing..........................$    41,891,451     $   32,577,952
   Demand deposits -- interest bearing..............................     46,776,481         41,601,855
   Money market deposits............................................     21,810,145         22,408,567
   Savings deposits.................................................     69,997,457         66,084,475
   Time deposits ...................................................    181,507,058        164,669,538
                                                                    ---------------     --------------
         Total deposits.............................................    361,982,592        327,342,387
                                                                    ---------------     --------------

   Federal funds purchased..........................................      8,425,000                  -
   Repurchase agreements............................................     15,059,281          9,572,035
   Accrued interest payable and other liabilities...................      2,473,111          2,652,305
                                                                    ---------------     --------------
         Total liabilities..........................................    387,939,984        339,566,727
                                                                    ---------------     --------------

 Stockholders' equity:
   Preferred stock, $5 par, 200,000 shares authorized,
     none outstanding...............................................              -                  -
   Common stock, $1 par,10,000,000 shares authorized,
     3,279,798 and 3,213,641 shares outstanding in 1996 and 1995....      3,279,798          3,213,641
   Capital in excess of par value...................................     10,631,585          9,966,711
   Retained earnings................................................     37,992,700         35,103,697
   Net unrealized gains ............................................        313,611            628,067
                                                                    ---------------     --------------
         Total stockholders' equity.................................     52,217,694         48,912,116
                                                                    ---------------     --------------
         Total liabilities and stockholders' equity.................$   440,157,678     $  388,478,843
                                                                    ===============     ==============


        The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

 Consolidated Statements of Income
 For The Years Ended December 31, 1996, 1995 and 1994
 American National Bankshares Inc. and Subsidiary

                                                                      1996                       1995                   1994
 Interest Income:
   Interest and fees on loans.......................              $     20,334,588       $      18,431,601       $     14,922,579
   Interest on federal funds sold and other.........                       434,674                 201,787                210,302
   Income on investment securities:
     U. S. Government...............................                     6,022,023               3,860,228              3,203,707
     Federal agencies...............................                     1,711,974               2,315,000              2,404,794
     State and municipal ...........................                       988,159                 694,565                678,055
     Other investments..............................                       440,374                 430,192                414,768
                                                                  ----------------         ---------------          -------------
       Total interest income........................                    29,931,792              25,933,373             21,834,205
                                                                  ----------------         ---------------          -------------
 Interest Expense:
   Interest on deposits:
     Demand.........................................                     1,245,678               1,084,850                829,520
     Money market...................................                       637,954                 695,495                689,315
     Savings........................................                     2,012,717               2,170,799              2,444,627
     Time...........................................                     9,670,514               7,192,868              4,903,718
   Interest on short-term borrowed funds............                       803,099                 339,672                 52,043
                                                                  ----------------         ---------------          -------------
       Total interest expense.......................                    14,369,962              11,483,684              8,919,223
                                                                  ----------------         ---------------          -------------
 Net Interest Income................................                    15,561,830              14,449,689             12,914,982
 Provision for Loan Losses..........................                       673,291                 483,930                271,802
                                                                  ----------------         ---------------          -------------
 Net Interest Income After Provision
   For Loan Losses..................................                    14,888,539              13,965,759             12,643,180
                                                                  ----------------         ---------------          -------------
 Non-Interest Income:
   Trust department income..........................                     1,896,266               1,343,015              1,396,072
   Service charges on deposit accounts..............                       600,606                 447,898                359,150
   Non-deposit fees and insurance commissions.......                       106,015                 113,842                128,167
   Other income.....................................                        88,355                 130,296                238,342
                                                                  ----------------         ---------------          -------------
       Total non-interest income....................                     2,691,242               2,035,051              2,121,731
                                                                  ----------------         ---------------          -------------
 Non-Interest Expense:
   Salaries.........................................                     4,083,106               3,786,607              3,520,037
   Pension and other employee benefits..............                       912,935               1,073,453                918,131
   Occupancy and equipment expense..................                     1,211,974               1,044,086              1,033,543
   FDIC insurance expense...........................                       466,663                 406,624                636,986
   Postage and printing.............................                       397,409                 283,591                259,748
   Merger related expense...........................                     1,055,695                 140,000                    -
   Other expenses...................................                     2,039,282               1,967,850              1,782,145
                                                                  ----------------         ---------------          -------------
       Total non-interest expense...................                    10,167,064               8,702,211              8,150,590
                                                                  ----------------         ---------------          -------------
 Income Before Income Tax Provision.................                     7,412,717               7,298,599              6,614,321
 Income Tax Provision...............................                     2,380,529               2,282,836              2,105,682
                                                                  ----------------         ---------------          -------------
 Net Income.........................................              $      5,032,188         $     5,015,763       $      4,508,639
                                                                  ================         ===============          =============
 Net Income Per Common Share, based on weighted
   average shares outstanding of 3,267,038 for 1996
   and 3,213,641 for 1995 and 1994.....................           $           1.54         $          1.56        $          1.40


 The accompanying notes to consolidated financial statements are an integral part of these statements.

           CONSOLIDATED STATEMENTS of CHANGES in STOCKHOLDERS' EQUITY
              FOR the YEARS ENDED DECEMBER 31, 1996, 1995 and 1994
                American National Bankshares Inc. and Subsidiary


                                               Common Stock
                                        --------------------------   Capital in                         Net           Total
                                                                     Excess of       Retained       Unrealized     Stockholders'
                                           Shares       Amount       Par Value       Earnings      Gains (Losses)     Equity
                                        ------------ ------------- -------------- --------------  --------------- --------------
 Balance, December 31, 1993.............    3,213,641 $  3,213,641  $   9,966,711 $  29,634,185   $      -         $  42,814,537

 Net income.............................       -             -          4,508,639       -                -             4,508,639

 Cash dividends, at $.75 per share......       -             -               -       (1,800,000)         -            (1,800,000)

 Cash dividends declared by merged
    company ............................       -             -               -         (461,640)         -              (461,640)

 ESOP loan payments.....................       -             -               -           12,390          -                12,390

 Net unrealized loss....................       -             -               -          -             (28,641)           (28,641)
                                        ------------ ------------- -------------- --------------  --------------- --------------

 Balance, December 31, 1994.............    3,213,641    3,213,641      9,966,711    31,893,574       (28,641)        45,045,285

 Net income.............................       -             -               -        5,015,763          -             5,015,763

 Cash dividends, at $.56 per share......       -             -               -       (1,344,000)         -            (1,344,000)

 Cash dividends declared by merged
   company .............................       -             -               -         (461,640)         -              (461,640)

 Net unrealized gain....................       -             -               -           -            656,708            656,708
                                        ------------ ------------- -------------- --------------  --------------- --------------

 Balance, December 31, 1995.............    3,213,641    3,213,641      9,966,711    35,103,697       628,067         48,912,116

 MSB fiscal year to calendar year
  adjustment:
   Net income...........................       -             -               -          235,485          -               235,485
   Cash dividends.......................       -             -               -         (115,610)         -              (115,610)

 Exercise of stock options..............      66,270        66,270        668,192        -               -               734,462
 Cash paid for fractional shares........        (113)         (113)        (3,318)       -               -                (3,431)

 Net income.............................       -             -               -        5,032,188          -             5,032,188

 Cash dividends, at $.69 per share......       -             -               -       (2,263,060)         -            (2,263,060)

 Net unrealized loss....................       -             -               -           -             (314,456)        (314,456)
                                        ------------ ------------- -------------- --------------  --------------- --------------

 Balance, December 31, 1996.............   3,279,798  $ 3,279,798   $  10,631,585  $ 37,992,700   $     313,611    $  52,217,694
                                        ============ ============= ============== ==============  =============== ==============


 The accompanying notes to consolidated financial statements are an integral part of these statements.

 Consolidated Statements of Cash Flows
 For the Years Ended December 31, 1996, 1995 and 1994
 American National Bankshares Inc. and Subsidiary

                                                                    1996                     1995                       1994
 Cash Flows from Operating Activities:
   Net income................................................. $    5,032,188         $        5,015,763        $      4,508,639
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Provision for loan losses..............................        673,291                    483,930                 271,802
       Depreciation...........................................        562,299                    575,649                 513,192
       Amortization of intangibles............................        317,961                    102,774                    -
       Amortization of premiums and (discounts)
         on investment securities.............................         36,737                     (2,340)                96,219
       Loss (gain) on sale of securities......................        338,103                    (24,037)               (42,673)
       Gain on sale of property and equipment.................        (32,015)                     -                        -
       Gain on sale of real estate owned......................             -                       -                   (126,029)
       Federal Home Loan Bank stock dividends.................             -                       -                    (10,300)
       Deferred income taxes benefit..........................        (61,225)                   (79,218)              (133,869)
       Reconciliation of fiscal year of merged company to
        calendar year ........................................       (379,006)                     -                        -
       Increase in interest receivable........................       (227,123)                (1,001,503)              (353,418)
       (Increase) decrease in other assets....................       (112,123)                    42,021                163,255
       Increase in interest payable...........................        522,644                    389,520                  5,489
       (Decrease) increase in other liabilities...............       (324,563)                   269,762                158,341
                                                               ---------------           ---------------          --------------
       Net cash provided by operating activities..............      6,347,168                  5,772,321              5,050,648
                                                               ---------------           ---------------          --------------

 Cash Flows from Investing Activities:
     Acquisition of branch operations.........................     14,866,883                 30,716,425                    -
     Proceeds from maturities, calls, and sales of securities      56,166,496                 34,211,253             48,693,621
     Purchases of securities available for sale...............    (28,709,857)                (2,733,960)                   -
     Purchases of securities held to maturity.................    (53,916,004)               (57,278,228)           (43,913,715)
     Net increase in loans....................................    (16,108,172)               (22,985,274)           (11,175,700)
     Purchases of property and equipment......................       (993,541)                  (488,557)              (643,347)
     Proceeds from sale of real estate owned..................             -                       -                    194,500
     Proceeds from sale of property and equipment.............        158,047                      -                     40,000
                                                               ---------------           ---------------          --------------
     Net cash used in investing activities....................    (28,536,148)               (18,558,341)            (6,804,641)
                                                               ---------------           ---------------          --------------

 Cash Flows from Financing Activities:
     Net increase (decrease) in demand, money market, and
      savings  deposits.......................................      8,929,414                (22,181,491)            (3,242,487)
     Net increase in certificates of deposit..................      3,186,875                 30,558,646              2,711,500
     Borrowings (repayments) from Federal Home Loan Bank......            -                   (1,500,000)             1,500,000
     Net increase in federal funds purchased
         and repurchase agreements............................     13,912,246                  3,467,240              6,104,795
     Cash dividends paid......................................     (2,263,060)                (1,805,640)            (2,261,640)
     Cash paid in lieu of fractional shares...................         (3,431)                     -                        -
     Proceeds from exercise of stock options..................        460,000                      -                        -
                                                               ---------------           ---------------          --------------
     Net cash provided by financing activities................     24,222,044                  8,538,755              4,812,168
                                                               ---------------           ---------------          --------------

     Net Increase (Decrease) in Cash and Cash Equivalents.....      2,033,064                 (4,247,265)             3,058,175

     Cash and Cash Equivalents at Beginning of Period.........     12,788,839                 17,036,104             13,977,929
                                                               ---------------           ---------------          --------------

     Cash and Cash Equivalents at End of Period...............  $  14,821,903        $        12,788,839      $      17,036,104
                                                               ---------------           ---------------          --------------

 Supplemental Schedule of Cash and Cash Equivalents:
   Cash:
     Cash and due from banks..................................  $  14,622,925       $         10,394,143      $      10,030,326
     Federal funds sold.......................................           -                     1,100,000              4,650,000
     Interest-bearing deposits in other banks.................        198,978                  1,294,696              2,355,778
                                                               ---------------           ---------------          --------------

                                                                $  14,821,903       $         12,788,839      $      17,036,104
                                                                ==============          ================          ==============
 Supplemental Disclosure of Cash Flow Information:
     Interest paid............................................  $  13,746,911       $         11,220,366      $       8,903,826
     Income taxes paid........................................  $   2,600,939       $          2,326,530      $       2,262,255

Notes To Consolidated Financial Statements
December 31, 1996, 1995 and 1994

American National Bankshares Inc. and Subsidiary



         1. Summary of Accounting Policies:


         Consolidation

                  The consolidated financial statements include the amounts and results of operations of American National Bankshares Inc. (the Corporation) and its wholly-owned subsidiary, American National Bank and Trust Company (the Bank). The Bank offers a wide variety of retail, commercial and trust banking services through its offices located in the trade area of the City of Danville, Virginia, the Counties of Pittsylvania and Henry in Virginia and the County of Caswell in North Carolina. Mutual Mortgage of the Piedmont, Inc., a wholly owned subsidiary of the Bank, commenced mortgage lending operations in December 1996. All significant intercompany transactions and accounts are eliminated in consolidation.


         Investment Securities


                  The Bank classifies investment securities in one of three categories: held to maturity, available for sale and trading.

                  Debt securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. Gains or losses realized from the sale of any securities held to maturity are determined by specific identification and are included in non-interest income.

                  Securities which may be used to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital and investment requirements, or unforeseen changes in market conditions, including interest rates, market values or inflation rates, are classified as available for sale. Securities available for sale are reported at estimated fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax. Gains or losses realized from the sale of securities available for sale are determined by specific identification and are included in non-interest income.

                  Trading account securities, of which none were held on December 31, 1996 and 1995, are reported at fair value. Market adjustments, fees, gains or losses and income earned on trading account securities are included in non-interest income. Gains or losses realized from the sale of trading securities are determined by specific identification and are included in non-interest income.

                  During the fourth quarter of 1995, the Bank transferred $2,631,000 of securities which were previously classified as held to maturity to the available for sale category. The Financial Accounting Standards Board (FASB) provided enterprises the opportunity to make a one time reassessment of the classification of all investment securities held at that time, such that the reclassification of any security from the held to maturity category would not call into question the enterprise's intent to hold other debt securities to maturity in the future. Management anticipates that this classification will allow more flexibility in the day-to-day management of the overall portfolio than the prior classifications.

         Loans

                  Loans are stated at the principal amount outstanding, net of unearned income. Mortgage and commercial loans accrue interest on the unpaid balance of the loans. Consumer installment loans made prior to April 1, 1994 earn interest on the level yield method based on the daily outstanding balance. Consumer loans made subsequent to April 1, 1994 accrue interest on the unpaid balance of the loans. The net amount of nonrefundable loan origination fees and direct costs associated with the lending process are deferred and amortized to interest income over the contractual lives of the loans using the effective interest method.

          Reserve for Loan Losses

                  The reserve for loan losses is an estimate of losses inherent in the loan portfolio as determined by management taking into consideration historical loan loss experience, diversification of the loan portfolio, amount of secured and unsecured loans, banking industry standards and averages, and general economic conditions. Ultimate losses may vary from current estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the periods in which they become reasonably estimable.

         Bank Premises and Equipment

                  Additions and major replacements are added to bank premises and equipment at cost. Maintenance and repair costs are charged to expense when incurred. Premises and equipment are depreciated over their estimated useful lives using primarily accelerated methods.

         Intangible Assets

                  Premiums paid on acquisitions of deposits (core deposit intangibles) are included in other assets in the "Consolidated Balance Sheets". Such assets are being amortized on a straight line basis over 10 years. At December 31, 1996, the Bank had $4,083,000 recorded as core deposit intangibles, net of amortization. For the years ended December 31, 1996 and 1995, the Bank recorded amortization expense of $318,000 and $103,000, respectively. No amortization expense was recorded during 1994.

         Income and Expense Recognition

                  The Bank utilizes the accrual method of accounting in recognizing items of income and expense.

         Use of Estimates in the Preparation of Financial Statements

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Statement of Cash Flows

                  Cash and cash equivalents include cash and amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold for one-day periods.

         Income Taxes

                  Deferred income taxes have been provided where different accounting methods have been used for reporting income for income tax and for financial reporting purposes.

         New Accounting Pronouncements

                  During 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This statement establishes accounting standards for long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and to be disposed of. The statement requires such assets to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Any resulting impairment loss is required to be reported in the period in which the recognition criteria are first applied and met. The Bank adopted the provisions of the statement on January 1, 1996. The implementation did not have a material impact on the consolidated financial position or consolidated results of operations.

                  During 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights" and SFAS No. 123, "Accounting for Stock Based Compensation". The Bank adopted the provisions of these statements on January 1, 1996. The adoption of these statements did not have a material impact on the Bank's consolidated financial position or consolidated results of operations.

                  In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which provides accounting and reporting standards for such transactions based on consistent application of a financial components approach. This approach recognizes the financial and servicing assets an entity controls and the liabilities it has incurred, as well as derecognizes financial assets when control has been surrendered and liabilities when they are extinguished. The statement requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of transfer. In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement allows the implementation of certain provisions of SFAS No. 125 to be deferred for one year. American National Bank adopted SFAS No. 125, as amended by SFAS No. 127, effective January 1, 1997. The implementation of the statements did not have a material impact on the Bank's consolidated financial position or consolidated results of operations.

         2.   Parent Company Financial Information:

                  Condensed parent company financial information is as follows (in thousands):


                                                                         As of December 31
             Condensed Balance Sheets                                  1996             1995
             ------------------------                                  ----             ----
             Assets:
             Investment in Subsidiary                                $52,180          $48,889
             Other Assets                                                 38               23
                                                                                           --
                                                                  -----------      -----------
             Total Assets                                            $52,218          $48,912
                                                                  ===========      ===========
             Stockholders' Equity                                    $52,218          $48,912
                                                                  ===========      ===========


                                                                       For the Year Ended
                                                                           December 31

             Condensed Statements of Income                     1996          1995          1994
             ------------------------------                     ----          ----          ----
             Dividends from Subsidiary                          $2,283         $1,806        $2,266
             Expenses                                               (2)            (1)           (1)
                                                              ---------     ----------    ----------
               Income Before Equity in Undistributed             2,281          1,805         2,265
               Earnings of Subsidiary
               Equity in Undistributed Earnings of
               Subsidiary                                        2,751          3,211         2,244
                                                              ---------     ----------    ----------
               Net Income                                       $5,032         $5,016        $4,509
                                                              =========     ==========    ==========


                                                                       For the Year Ended
                                                                           December 31

             Condensed Statements of Cash Flows                 1996          1995          1994
             ----------------------------------                 ----          ----          ----
             Cash provided by dividends received from
             Subsidiary                                       $ 2,283         $1,806        $2,266
             Cash used for payment of dividends                (2,263)        (1,806)       (2,261)
               Other                                              (11)            (1)           (1)
                                                              ---------     ----------    ----------
               Net increase (decrease) in cash                $     9       $     (1)      $     4
                                                              =========     ==========    ==========

         3.  Mergers and Acquisitions

                  On March 14, 1996, the Corporation completed the acquisition of Mutual Savings Bank, F.S.B. ("Mutual") upon the approval of the stockholders of each company. The Corporation exchanged approximately 879,805 common shares, at an exchange ratio of .705 of a share of the Corporation's common stock, for each of Mutual's 1,248,100 common shares (which includes the exercise of all outstanding stock options).

                  The transaction was accounted for as a pooling of interests. The financial position and results of operations of the Corporation and Mutual were combined and the fiscal year of Mutual was conformed to the Corporation's fiscal year. In addition, all prior periods presented were restated to give effect to the merger.

                  In August 1995, the Corporation acquired the branch office of Crestar Bank in Gretna, Virginia. In addition to the branch facilities at Gretna, the Corporation acquired $2,150,000 in loans and assumed deposits of $36,295,000. This transaction was accounted for as a purchase.

                  In October 1996, the Corporation acquired the branch office of FirstSouth Bank located in Yanceyville, North Carolina. In addition to the branch facilities and an ATM located in Yanceyville, the Corporation acquired $4,775,000 in loans and assumed deposits of $21,405,000. This transaction was accounted for as a purchase.


         4.  Investment Securities:

                  The amortized cost and estimated fair value of investments in debt securities at December 31, 1996 and 1995 were as follows (in thousands):


                                                                  1996
                                ----------------------------------- --------------------------------------
                                   AMORTIZED                                                 ESTIMATED
                                     COST               GAINS              LOSSES           FAIR VALUE
                                ----------------   ----------------    ----------------   ----------------
Securities held to maturity:
  U.S. Government                   $    40,948     $           52       $         (49)       $    40,951
  Federal agencies                       34,615                102                (136)            34,581
  State and municipal                    12,823                291                 (25)            13,089
                                ----------------   ----------------    ----------------   ----------------
  Total securities held
    to maturity                          88,386                445                (210)            88,621
                                ----------------   ----------------    ----------------   ----------------

Securities available for sale:
  U.S. Government                        53,753                290                 (10)            54,033
  Federal agencies                       18,175                189                (122)            18,242
  State and municipal                     9,061                171                 (38)             9,194
  Other                                   5,907                 28                 (33)             5,902
                                ----------------   ----------------    ----------------   ----------------
  Total securities
    available for sale                   86,896                678                (203)            87,371
                                ----------------   ----------------    ----------------   ----------------

  Total securities                   $  175,282       $      1,123        $       (413)        $  175,992
                                ================   ================    ================   ================



                                                                   1995
                                --------------------------------------------------------------------------
                                   AMORTIZED                                                 ESTIMATED
                                     COST               GAINS              LOSSES           FAIR VALUE
                                ----------------   ----------------    ----------------   ----------------
Securities held to maturity:
  U.S. Government                   $    54,347      $         306       $         (70)       $    54,583
  Federal agencies                       30,738                284                (745)            30,277
  State and municipal                    10,227                341                 (27)            10,541
  Other                                   2,790                 40                 (35)             2,795
                                ----------------   ----------------    ----------------   ----------------
  Total securities held
    to maturity                          98,102                971                (877)            98,196
                                ----------------   ----------------    ----------------   ----------------

Securities available for sale:
  U.S. Government                        38,783                848                   -             39,631
  Federal agencies                        2,500                  3                 (43)             2,460
  State and municipal                     5,319                115                  (1)             5,433
  Other                                   3,552                 32                  (3)             3,581
                                ----------------   ----------------    ----------------   ----------------
  Total securities
    available for sale                   50,154                998                 (47)            51,105
                                ----------------   ----------------    ----------------   ----------------

  Total securities                   $  148,256       $      1,969        $       (924)        $  149,301
                                ================   ================    ================   ================

                  The amortized cost and estimated fair value of investments in debt securities at December 31, 1996, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                            HELD TO MATURITY                    AVAILABLE FOR SALE
                                ------------------------------------  -------------------------------
                                   AMORTIZED           ESTIMATED       AMORTIZED            ESTIMATED
                                      COST             FAIR VALUE         COST             FAIR VALUE
                                ------------------------------------  -------------------------------
Due in one year or less            $ 25,799              $ 25,791        $ 7,747              $ 7,768
Due after on year
                                --------------   -------------------  -------------   ---------------
  through five years                 33,759                33,874         62,366               62,769
Due after five years
  through ten years                  26,192                26,295          9,172                9,227
Due after ten years                   2,636                 2,661          7,611                7,607
                                -------------
                                                 -------------------  -------------   ---------------
                                   $ 88,386              $ 88,621        $86,896              $87,371
                                ==============   ===================  =============   ===============

                  Proceeds from calls exercised by the issuers of investments in debt securities were $1,804,000 in 1996, $2,045,000 in 1995 and
         $6,905,000 in 1994. Proceeds from sales of investments in debt securities were $19,234,000 in 1996, $9,021,000 in 1995 and $543,000 in
         1994. The Bank recognized losses of $592,000 and gains of $254,000 on sales of securities during 1996 and gains of $61,000 and losses of $37,000 on sales of securities during 1995 and gains of $43,000 and no losses on sales of securities in 1994.

                  Investment securities with a book value of approximately $42,708,000 at December 31, 1996 were pledged to secure deposits of the
         U. S. Government, state and political sub-divisions and for other purposes as required by law. Of this amount, $30,716,000 was pledged to secure repurchase agreements.

         5.  Loans:

                  Outstanding loans at December 31, 1996 and 1995 were composed of the following (in thousands):

                                                                                       1996             1995
                                                                                       ----             ----
           Real Estate loans:
             Construction and land development                                   $    3,640        $   5,499
             Secured by farmland                                                      1,169            1,032
             Secured by 1 - 4 family residential properties                          90,495           81,667
             Secured by multi-family (5 or more)
                  residential properties                                                772              751
             Secured by nonfarm, nonresidential properties                           35,289           33,950
             Loans to farmers                                                         2,672            2,529
             Commercial and industrial loans                                         49,247           46,902
             Loans to individuals for personal expenditures                          51,066           42,063
             Loans for nonrated industrial development obligations                    2,565            1,901
             All other loans                                                            124               61
                                                                               ------------      ------------
             Total loans                                                           $237,039         $216,355
                                                                               =============     ============


                  Loans, other than consumer, are generally placed on nonaccrual status when any portion of principal or interest is 90 days past due or collectability is uncertain. Unless loans are in the process of collection, income recognition on consumer loans is discontinued and the loans are charged off after a delinquency of 90 days. At December 31, 1996, 1995 and 1994, loans in a nonaccrual or restructured status totaled approximately $33,000, $306,000 and $184,000, respectively.

                  Interest income on nonaccrual loans, if recognized, is recorded on a cash basis. For the years 1996, 1995 and 1994, the gross amount of interest income that would have been recorded on nonaccrual loans and restructured loans at December 31, if all such loans had been accruing interest at the original contractual rate, was $40,000, $25,000 and $20,000, respectively. No interest payments were recorded in 1996, 1995 or 1994 as interest income for all such nonperforming loans.

                  Under the Corporation's policy a nonaccruing loan may be restored to accrual status when none of its principal and interest is due and unpaid and the Corporation expects repayment of the remaining contractual principal and interest or when it otherwise becomes well secured and in the process of collection.

                  As of January 1, 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which was amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". SFAS No. 114, as amended, requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral, if the loan is collateral-dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. The Bank had previously measured the reserve for loan losses using methods similar to those prescribed in SFAS No. 114. As a result of adopting these statements, no additional reserve for loan losses was required as of January 1, 1995.

                  For purposes of applying SFAS No. 114, commercial loans on nonaccrual status are evaluated for impairment on an individual basis. Management assesses the current economic condition and the historical repayment patterns of the creditor in determining whether delays in repayment on the loans are considered to be insignificant shortfalls or indicators of impairment. Those loans for which management considers it probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement are considered to be impaired. All loans made by the Bank other than commercial loans are excluded from the scope of SFAS No. 114 as they are considered smaller-balance homogeneous loans that are collectively evaluated for impairment. Interest income is recognized on impaired loans in the same manner as loans on nonaccrual status.

                  During 1996, the Bank did not identify any loans as impaired.

                  The loan portfolio is concentrated primarily in the immediate geographic region which is the Corporation's trade area consisting of the City of Danville, City of Martinsville, Pittsylvania and Henry Counties in Virginia, Town of Yanceyville and the northern half of Caswell County in North Carolina. There were no concentrations of loans to any individual, group of individuals, businesses or industry that exceeded 10% of the outstanding loans at December 31, 1996.

                  An analysis of the reserve for loan losses is as follows (in thousands):

                                                                         1996           1995            1994
                                                                         ----           ----            ----
                   Balance, beginning of year                          $2,757         $2,454          $2,256
                   Provision for loan losses charged to expense           673            484             272
                   Charge-offs                                           (502)          (241)           (131)
                   Recoveries                                             117             60              57
                   Other                                                   25              -               -
                                                                   -----------     ----------     -----------
                   Balance, end of year                                $3,070         $2,757          $2,454
                                                                   ===========     ==========     ===========


         6.  Time Deposits:

                  Included in time deposits are certificates of deposit in denominations of $100,000 or more totaling $34,472,000, $28,654,000 and $16,573,000 at December 31, 1996, 1995 and 1994, respectively. Interest expense on such deposits during 1996, 1995 and 1994 was $1,392,000, $788,000 and $468,000, respectively.

         7.  Income Taxes:

                  The components of the Corporation's net deferred tax assets as of December 31, 1996 and December 31, 1995, were as follows (in thousands):

                                                                                     1996          1995
                                                                                     ----          ----
                 Deferred tax assets:                                            $    840       $   697
                   Reserve for loan losses                                            219           184
                   Deferred compensation                                              150           301
                                                                               -----------    ----------
                   Other                                                            1,209         1,182
                 Valuation allowance                                                 (121)         (194)
                                                                               -----------    ----------
                 Total deferred tax assets                                          1,088           988
                 Deferred tax liabilities:
                   Depreciation                                                       211           195
                   Net unrealized gains                                               162           324
                   Prepaid pension                                                     75            91
                   Other                                                              346           131
                                                                               -----------    ==========
                   Total deferred tax liabilities                                     794           741
                                                                               ===========    ==========
                   Net deferred tax assets                                       $    294          $247
                                                                               ===========    ==========

               The provision for income taxes consists of the following (in thousands):

                                                                        1996           1995          1994
                                                                        ----           ----          ----
                 Taxes currently payable                              $2,442         $2,362        $2,240
                    Deferred tax benefit                                 (61)           (79)         (134)
                                                                   ----------     ----------    ----------
                                                                      $2,381         $2,283        $2,106
                                                                   ==========     ==========    ==========

                      The effective rates of the provision differ from the
                          statutory federal income tax rates due to the following items:

                                                                        1996           1995          1994
                                                                        ----           ----          ----
                   Federal statutory rate                              34.0%          34.0%         34.0%
                   Non-taxable interest income                         (3.6)          (3.5)         (3.2)
                   Non-deductible merger expenses                       2.3             .8             -
                   Other                                                (.6)             -           1.0
                                                                   ----------     ----------    ----------
                                                                       32.1%          31.3%         31.8%
                                                                   ==========     ==========    ==========

         8.  Commitments and Contingent Liabilities:

                  The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business to meet the financing needs of customers. These include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit, interest rate and liquidity risk in excess of the amount recognized in the consolidated balance sheets. The extent of the Bank's involvement in various commitments or contingent liabilities is expressed by the contract or notional amounts of such instruments.

                  Commitments to extend credit, which amounted to $65,030,000 and $33,967,000 at December 31, 1996 and 1995, represent legally binding agreements to lend to a customer with fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements.

                  There were no commitments at December 31, 1996 to purchase securities when issued. Commitments to purchase securities when issued amounted to $3,250,000 at December 31, 1995.

                  Standby letters of credit are conditional commitments issued by the Bank guaranteeing the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. At December 31, 1996 and 1995 the Bank had $705,000 and $632,000 in outstanding standby letters of credit.

                  Management and the Corporation's counsel are not aware of any pending litigation against the Corporation and believe that there are no contingent liabilities outstanding that will result in a material adverse effect on the Corporation's consolidated financial position and consolidated results of operations.

                  The Bank is a member of the Federal Reserve System and is required to maintain certain levels of its cash and due from bank balances as reserves based on regulatory requirements. At December 31, 1996, this reserve requirement was approximately $3,942,000.

         9.  Related Party Transactions:

                  The Directors provide the Bank with substantial amounts of business, and many are among its largest depositors and borrowers. The total amount of loans outstanding to the executive officers, directors and their business interests was $14,025,000, $13,845,000 and $12,527,000 at December 31, 1996, 1995 and 1994, respectively. The maximum amount of loans outstanding to the officers, directors and their business interests at any month-end during 1996, 1995 and 1994 was approximately 6.8% of gross loans. Management believes that all such loans are made on substantially the same terms, including interest rates, as those prevailing at the time for comparable loans to similar, unrelated borrowers, and do not involve more than a normal risk of collectability. As of December 31, 1996, none of these loans were restructured, nor were any related party loans charged off during 1996. An analysis of these loans for 1996 is as follows (in thousands):





                          Balance, beginning of year                    $12,106
                          Additions                                      24,236
                          Repayments                                    (24,119)
                          Other changes (related to changes
                          in directors' related party
                          interests)                                      1,802
                                                                 ---------------
                          Balance, end of year                          $14,025
                                                                 ===============


         10.  Employee Benefit Plans:

                  The Bank's retirement plan is a non-contributory defined benefit pension plan which covers substantially all employees of the Bank who are 21 years of age or older and who have had at least one year of service. Advanced funding is accomplished by using the actuarial cost method known as the collective aggregate cost method.

                  The following table sets forth the plan's funded status as of December 31, 1996 and 1995 (in thousands):

                                                                                    1996            1995
                                                                                    ----            ----
                 Actuarial present value of benefit obligations:
                   Accumulated benefit obligation, including vested benefits
                   of $2,518 in 1996 and $2,190 in 1995                          $(2,604)        $(2,218)
                                                                               ===========     ===========

                   Projected benefit obligation at December 31                   $(3,913)        $(3,100)
                 Plan assets at fair value                                         3,782           3,271
                                                                               -----------     -----------
                 Plan assets greater than (less than) projected benefit             (131)            171
                 obligation
                   Unrecognized net asset, at date of adoption,                      (79)            (91)
                   being recognized over 16.4 years
                   Unrecognized net loss                                             666             447
                   Unrecognized prior service cost                                  (240)           (264)
                                                                               -----------     -----------
                   Prepaid pension cost included in other assets                 $   216        $    263
                                                                               ===========     ===========

                   Net periodic pension cost for 1996 and 1995, based on the above valuation included the following components (in thousands):

                                                                                     1996            1995
                                                                                     ----            ----
                 Service cost - benefits earned during the period                    $125            $106
                 Interest cost on projected benefit obligation                        186             169
                   Actual return (gain) loss on plan assets                          (601)           (752)
                   Net amortization and deferral                                      370            (662)
                                                                               -----------     -----------
                 Net periodic pension cost                                           $ 80            $185
                                                                               ===========     ===========

                  During 1996, a rate of increase in future compensation levels of 4.0%, and a discount rate of 7.0% were used in determining the actuarial present value of the projected benefit obligation. During 1995, a rate of increase in future compensation levels of 4.0%, and a discount rate of 6.0% were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets was 6.25% in 1996 and 1995.

         Pension plan cost were $80,000, $185,000 and $150,000, for years 1996, 1995 and 1994, respectively. Additional pension expense of $95,000 was recognized in 1994 related to lump-sum settlements of accrued benefit obligations.

         During 1996, Mutual's non-contributory defined benefit pension plan was terminated and settled with payments to Mutual employees. As a result of this transaction, the Bank recorded a net curtailment and settlement gain of $102,000 during 1996. For the years ended December 31, 1995 and 1994, the Bank recorded pension expense of $86,000 and $112,000 respectively, related to this plan.

         Presently the Bank has no postretirement benefits that are not charged to expense during the years that the employees render service.

         A non-contributory deferred compensation plan was adopted in 1982 by the Board of Directors of the Bank which covers certain key executives. This plan is being funded primarily by insurance and the expense is provided on a current basis.

         A 401-(k) savings plan was adopted in 1995 which covers substantially all full-time employees of the Bank who have at least one year of service. The Bank matches a portion of the contribution made by employee participants. The Bank contributed $83,000 in 1996 and $41,000 in 1995. These amounts are included in pension and other employee benefits expense for the respective years.

         11. Fair Value of Financial Instruments:

                  The estimated fair values of the Corporation's financial instruments are as follows (in thousands):


                                                  December 31, 1996                  December 31, 1995
                                              --------------------------         --------------------------
                                                Carrying       Fair               Carrying        Fair
                                                 Amount        Value                Amount        Value
                                                 ------        -----                ------        -----
          Financial assets:
             Cash and federal funds sold       $  14,822    $  14,822             $  12,789    $  12,789
          Investment securities                  175,757      175,992               149,208      149,301
          Other                                   16,070       16,070                13,798       13,798
          Loans, net                             233,509      235,121               212,684      220,405
          Financial liabilities:
             Deposits                           (361,983)    (362,937)             (327,342)    (327,496)
            Federal funds purchased and
              repurchase agreements              (23,484)     (23,484)                (9,572)      (9,572)
          Unrecognized financial
          instruments:
            Commitments to extend
               credit                            (65,030)           -                (33,967)           -
             Standby letters of credit              (705)         (11)                  (632)         (10)


                  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

         Cash and federal funds sold

                  For short-term instruments, the carrying amount is a reasonable estimate of fair value.

         Investment securities and other

                  For marketable securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         Loans

                  Due to the repricing characteristics of revolving credit lines, home equity loans and adjustable demand loans, the carrying amount of these loans is a reasonable estimate of fair value. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Prepayment rates are taken into consideration in the calculation. The interest rates used to discount future cash flows are those in effect at period-end or an average of such for the 10 working days surrounding that date. The fair value of non-performing loans represents an estimate by Management after considering the collectability of each loan, taking into account the financial position of the borrower, the value of supporting collateral and the portion of the reserve for loan losses allocated to each of these loans.

         Deposits

                  The fair value of demand deposits, savings deposits, and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the current rates at which similar deposit instruments would be offered to depositors for the same remaining maturities at current rates.

         Repurchase Agreements

                  The fair value of repurchase agreements is estimated by discounting the future cash flows using the current rates at which similar repurchase agreements would be offered to depositors for the same remaining maturities at current rates.

         Unrecognized financial instruments

                  The fair value of commitments to extend credit is estimated using the fees currently charged (if any) to enter into agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. At December 31, 1996 no fees were charged for commitments to extend credit and all such commitments were subject to current market rates; therefore, no fair value has been estimated for these commitments.

                  The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

         12. Dividend Restrictions and Capital:

                  The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's net income, as defined, for that year combined with its retained net income for the preceding two calendar years. Under this formula, the Bank can distribute as dividends, without the approval of the Comptroller of the Currency, $5,864,000 plus an additional amount equal to the Bank's net income for 1997 up to the date of any dividend declaration.

                  Effective March 14, 1996, the stockholders of the Corporation approved an amendment to the articles of incorporation to increase the number of authorized shares of the Corporation's common stock from 3,000,000 shares to 10,000,000 shares.

                  The Bank is required by the Federal Reserve Board and the Comptroller of the Currency to maintain certain capital to assets ratios. At December 31, 1996 and 1995 these ratios were above the minimums prescribed for holding companies and banks, as follows (in thousands).


                                                                                                           To Be Well
                                                                                                       Capitalized Under
                                                                             For Capital               Prompt Corrective
                                                   Actual                Adequacy Purposes:            Action Provisions:
                                         ---------------------------  --------------------------  -----------------------------
                                            Amount         Ratio          Amount        Ratio         Amount          Ratio
                                         --------------  -----------  ---------------  ---------  ---------------  ------------
As of December 31, 1996:
  Total Capital
    (to Risk Weighted Assets)              $ 50,891         20.66%      $ 19,703         >8.0%     $  24,628           >10.0%
  Tier I Capital
    (to Risk Weighted Assets)                47,821         19.42%         9,851         >4.0%        19,703            >8.0%
  Tier I Capital
    (to Average Assets)                      47,821         11.76%        16,268         >4.0%        32,536            >8.0%

As of December 31, 1995:
  Total Capital
    (to Risk Weighted Assets)                47,999         23.67%        16,223         >8.0%        20,279           >10.0%
  Tier I Capital
    (to Risk Weighted Assets)                45,461         22.42%         8,112         >4.0%        16,223            >8.0%
  Tier I Capital
    (to Average Assets)                      45,461         12.92%        14,071         >4.0%        28,143            >8.0%